Exhibit 99.1



   U. S. STEEL AND ITS U. S. STEEL TUBULAR PRODUCTS, INC. SUBSIDIARY ANNOUNCE RATIFICATION OF NEW COLLECTIVE BARGAINING AGREEMENTS BY UNITED STEELWORKERS-
                              REPRESENTED EMPLOYEES

     PITTSBURGH, Sept. 10, 2008 - United States Steel Corporation (NYSE: X) and its U. S. Steel Tubular Products, Inc. subsidiary today announced that its United Steelworkers-represented employees have ratified new four-year collective bargaining agreements. One agreement covers approximately 16,000 employees at
U. S. Steel's domestic flat-rolled and iron ore mining facilities as well as tubular operations in Lorain, Ohio, and Fairfield, Ala. The second agreement covers approximately 900 employees at U. S. Steel Tubular Products, Inc.'s Texas Operations Division, a welded tubular products facility in Lone Star, Texas.
     Commenting on the announcement, U. S. Steel Chairman and Chief Executive Officer John P. Surma said, "U. S. Steel is pleased with the outcome of the ratification vote. The newly approved four-year contracts are in the best interests of our company and our many stakeholders."
     The agreements, which are effective Sept. 1, contain no-strike provisions and expire on Sept. 1, 2012. Employees at locations other than Texas Operations Division will receive a signing bonus of $6,000, a wage increase of $1 per hour effective Sept. 1, and a 4 percent wage increase each Sept. 1 thereafter through 2011. Texas Operations Division employees will receive a signing bonus of $5,000, initial wage increases ranging from $0.65 to $0.91 per hour and subsequent 4 percent increases as described above.
     The agreements provide for pension and other benefit enhancements for both current employees and retirees, and the profit sharing plan from the 2003 agreement has been continued and will include all tubular operations in the future. At certain high levels of income from operations, some profit-sharing amounts will be contributed to our trust for retiree health care and life insurance. In addition to other mandatory contributions to this trust,
U. S. Steel will contribute $75 million annually during the four-year term to a restricted account within the trust. Use of these funds for beneficiaries of the trust will be determined in the future collective bargaining of a successor labor agreement.
     Financial impacts of the new agreements will be reflected beginning in the third quarter 2008 financial statements, including a pre-tax charge of approximately $100 million for the signing bonus payments.


For more information about U. S. Steel, visit www.ussteel.com.